Exhibit 99.1

Contact at 214/432-2000

Robert S. Stewart

Executive Vice President

News for Immediate Release

Eagle Materials Announces the Retirement of CEO Dave Powers;

Michael Haack, President and Chief Operating Officer, Will Succeed Powers

(DALLAS – March 4, 2019): Eagle Materials announced today that the company’s CEO, Dave Powers, 68, has decided to retire as an officer of the company effective July 1, 2019. Dave will remain on the Eagle Materials Board of Directors.

Michael Haack, President and COO will succeed Dave as CEO. This move represents the culmination of a multi-year succession plan and a comprehensive set of transition preparedness steps undertaken by the Board over the last four years.

Michael joined Eagle as COO in 2014 from Halliburton Energy Services, where he enjoyed a 17-year career with successively significant operating positions, including management of Global Operations for Sperry Drilling, a $3.5 billion division with 8,000 employees globally. Michael was named President and COO at Eagle in 2018 in recognition of his increasing responsibilities and as reflective of his accomplishments in leading the operating organization. Michael has an MBA from Rice, as well as Master and Bachelor degrees in Industrial Engineering from Texas A&M and Purdue, respectively.

Dave’s decision to retire will bring to a close a remarkable career of 40 years in the building materials industry. He joined Eagle Materials Inc. (formerly Centex Construction Products) in 2002 and in 2005 was promoted to Executive Vice President for Gypsum. Dave became President and CEO of Eagle Materials early 2016.

“Michael has been instrumental in building upon the company’s enviable low cost positions and sustainable advantages, particularly as they relate to the scale of operations that Eagle represents today,” said Rick Stewart, Chairman of the Board. “We are also enormously grateful for the innumerable contributions Dave has made to the company during his tenure, and are delighted we will be able to retain the benefit of his perspectives as a Board member.”

“I’ve been privileged to lead an organization that is the undisputed benchmark company in our industry today, and one whose future prospects have never been brighter,” Powers said. “I have every confidence the Board is making the right decision in promoting Michael into this role, a role that he is well prepared to undertake in conjunction with the truly extraordinary team in place at Eagle.”

Michael Haack remarked, “I look forward to continuing the company’s well-established strategy and leading Eagle to even greater levels of performance. Our focus on serving and delighting our constituents, including our customers, employees and investors, will remain unrelenting. One of Eagle’s greatest strengths is the caliber of the team at Eagle, and I look forward to working with the team in writing our next chapter of accomplishment.”

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard and Recycled Gypsum Paperboard, and Concrete, Sand and Aggregates from more than 75 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

For additional information, contact at 214/432-2000.

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

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